Exhibit 99.1

The Middleby Corporation Reports First Quarter Results

ELGIN, Ill.--(BUSINESS WIRE)--May 9, 2018--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of equipment for the commercial foodservice, food processing, and residential kitchen industries, today reported net sales and earnings for the first quarter ended March 31, 2018. Net earnings for the first quarter were $65,420,000 or $1.18 diluted earnings per share on net sales of $584,800,000 as compared to the prior year first quarter net earnings of $70,702,000 or $1.24 diluted earnings per share on net sales of $530,297,000.

2018 First Quarter Financial Highlights

  Net sales increased 10.3% in the first quarter over the comparative prior year period. Sales related to recent acquisitions added $63.9 million or 12.0%, in the first quarter. The impact of foreign exchange rates on foreign sales translated into U.S. Dollars increased net sales by approximately 2.8% during the first quarter. The adoption of ASC 606 increased net sales by approximately 2.7% during the first quarter. Excluding the impact of acquisitions, foreign exchange and the adoption of ASC 606, sales decreased 7.2% during the first quarter.
  Net sales at the company’s Commercial Foodservice Equipment Group increased $47.7 million, or 15.3%, to $359.9 million in the first quarter as compared to $312.2 million in the prior year first quarter. During fiscal 2017, the company completed the acquisitions of Sveba Dahlen, QualServ, L2F and Globe. Excluding the impact of these acquisitions, sales increased 0.5% in the first quarter, or decreased 1.4% excluding the benefit of foreign exchange.
  Net sales at the company’s Residential Kitchen Equipment Group decreased $4.5 million, or 3.2%, to $136.3 million in the first quarter as compared to $140.8 million in the prior year first quarter. Excluding the impact of foreign exchange, sales decreased 8.4% during the first quarter. Sales at Viking increased by approximately 5% during the quarter. This increase was more than offset by the temporary impact of consolidating our premium brands through company owned distribution and canceling certain third party distributors, in addition to lower sales at AGA.
  Net sales at the company’s Food Processing Equipment Group increased $11.3 million, or 14.6%, to $88.6 million in the first quarter as compared to $77.3 million in the prior year first quarter. During fiscal 2017, the company completed the acquisitions of Burford, CVP Systems, and Scanico. During fiscal year 2018, the company completed the acquisition of Hinds-Bock. Excluding the impact of these acquisitions, sales decreased 8.5% in the first quarter. Excluding the impact of acquisitions, foreign exchange and the adoption of ASC 606, net sales decreased 28.7%
  Gross profit in the first quarter increased to $211.6 million from $209.5 million reflecting the impact of increased sales from acquisitions. The gross margin rate decreased from 39.5% to 36.2%. The decrease in the gross margin rate for the quarter reflects lower margins at recent acquisitions. Additionally, the gross margin rate was impacted by lower volumes and unfavorable mix at the Food Processing Equipment Group.
  Operating income amounted to $87.0 million in the first quarter as compared to $92.7 million in the prior year quarter.
  Operating income included $19.8 million of non-cash expenses during the first quarter, including $8.2 million of depreciation expense, $11.5 million of intangible amortization and $0.1 million of share based compensation.
  The provision for income taxes in the first quarter amounted to $21.3 million at a 24.5% effective rate in comparison to $22.7 million at a 24.3% effective rate in the prior year quarter. The tax rate in first quarter was favorably impacted by the reduction in the federal tax rate from 35% to 21% due to the enactment of the Tax Cuts and Job Act of 2017. The tax rate in the prior period was favorably impacted by a tax benefit from the adoption of ASU No. 2016-09, "Compensation - Stock Compensation (Topic 718)", which resulted in the recognition of excess tax benefits from share-based payments to be recognized as an income tax benefit in the condensed consolidated statement of earnings.
  Net earnings per share amounted to $1.18 in the first quarter as compared to $1.24 in the prior year quarter. Net earnings in the current and prior year first quarter were reduced by restructuring expenses. The impact of these items reduced earnings per share by $0.02 in the 2017 and 2016 first quarter periods.
  Operating cash flows amounted to $44.7 million during the first quarter as compared to $46.9 million in the prior year quarter.
  Net debt, defined as debt less cash, at the end of 2018 fiscal first quarter amounted to $945.7 million as compared to $939.2 million at the end of fiscal 2017.

Selim A. Bassoul, Chairman and Chief Executive Officer, commented, “At the Commercial Foodservice Equipment Group, sales were impacted by the strategic changes in our sales organization implemented in the second half of 2017 and completed in the first quarter of 2018. This effort has allowed us to align with the strongest sales representatives in the industry, which now carry our complete portfolio of leading brands and product innovations. Although this initiative has been disruptive in the short term, it has resulted in a stronger, more aligned selling organization and greatly simplified the sales process for our customers. We remain very excited about the pipeline of new innovative products introduced over the past several years. During the first quarter we have seen the adoption of several new products at both new and existing customers, and realized orders for several opportunities that will convert into sales in upcoming quarters. As a result, we anticipate improving sales trends as we progress throughout the year. We have continued to further develop our pipeline of product innovations with a heavy focus on automation and labor savings innovations. Through the 2017 acquisition of L2F, a leader in robotics and automated solutions, we have added a unique capability and are developing integrated solutions to address labor, safety and efficiency issues at our restaurant customers.”

Mr. Bassoul continued, “At our Residential Kitchen Equipment Group, we were very pleased to report 5% sales growth at the Viking brand in the first quarter. Incoming orders outpaced first quarter sales at a double digit growth rate and we anticipate consistent growth throughout the remainder of 2018. We believe the substantial investments made over the past several years in new products, quality, service and sales have repositioned Viking for long-term profitable growth. During the quarter we remained committed to heavily invest in new product displays at our dealer partners and are excited about the continued positive response in the marketplace. During the quarter, we also maintained our focus to execute on our long-term strategy of consolidating our premium brands including Marvel, Lynx, LaCornue and AGA through our company owned sales and distribution organization. Through this initiative we will be able to leverage our portfolio of premium residential brands and offer unique sales and service programs to our customers. This will also provide for greater profitability as we leverage investments made in our company owned distribution model. This strategic change adversely impacted sales and profitability during the quarter as our cancelled distributors destocked inventory. We anticipate the transitional impact of the distribution changes will be completed by end of the second quarter. The AGA businesses also adversely impacted sales due to sluggish market conditions in the UK and continual decline in revenues at non-core businesses as we restructure operations to focus on profit improvements at those entities.”

“At the Food Processing Equipment Group, we have had several anticipated orders not materialize. The decline in revenues reflects the significance of large projects on this business segment, which has historically resulted in quarterly sales volatility. We anticipate revenues will be impacted for the upcoming quarters due to the delay in a number of larger projects.”

“We are pleased to announce the acquisition and addition of several new brands to the portfolio early in 2018. These new additions include Firex, a leader in steam cooking equipment, Josper, a leader in charcoal cooking equipment, and JoeTap, a leader in nitro-brew and cold-brew coffee dispensing equipment. The addition of Firex and Josper further extend our portfolio of leading cooking brands and product innovation in commercial foodservice industry. In both cases, these companies are well positioned to benefit from growing foodservice trends related to steam, sous-vide, and charcoal cooking. JoeTap further adds to our beverage and coffee platform. Cold-brew and nitro-brew are quickly gaining momentum and we have seen significant interest in these products from our existing customers.”

Conference Call

A conference call will be held at 10 a.m. Central Time on Wednesday, May 9 and can be accessed by dialing (888) 391-6937 or (315) 625-3077 and providing conference code 1892863#. The conference call is also accessible through the Investor Relations section of the company website at www.middleby.com. A replay of the conference call will be available two hours after the conclusion of the call by dialing (855) 859-2056 and entering conference code 1892863#.

Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used in the commercial foodservice, food processing, and residential kitchen equipment industries. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Bear Varimixer®, Beech®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter-Hoffmann®, Celfrost®, Concordia®, CookTek®, CTX®, Desmon®, Doyon®, Eswood®, frifri®, Firex®, Follett®, Giga®, Globe®, Goldstein®, Holman®, Houno®, IMC®, Induc®, Jade®, JoeTap®, Josper®, L2F®, Lang®, Lincat®, MagiKitch'n®, Market Forge®, Marsal®, Middleby Marshall®, MPC®, Nieco®, Nu-Vu®, PerfectFry®, Pitco Frialator®, QualServ®, Southbend®, Star®, Sveba Dahlen®, Toastmaster®, TurboChef®, Wells® and Wunder-Bar®. The company’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Baker Thermal Solutions®, Burford®, Cozzini®, CVP Systems®, Danfotech®, Drake®, Emico®, Glimek®, Hinds-Bock®, Maurer-Atmos®, MP Equipment®, RapidPak®, Scanico®, Spooner Vicars®, Stewart Systems®, Thurne® and VeMa.C.®. The company’s leading equipment brands serving the residential kitchen industry include AGA®, AGA Cookshop®, Brigade®, Fired Earth®, Grange®, Heartland®, La Cornue®, Leisure Sinks®, Lynx®, Marvel®, Mercury®, Rangemaster®, Rayburn®, Redfyre®, Sedona®, Stanley®, TurboChef®, U-Line® and Viking®.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended
	1st Qtr, 2018	1st Qtr, 2017

Net sales	$584,800	$530,297
Cost of sales	373,167	320,847

Gross profit	211,633	209,450

Selling, general and administrative expenses	122,948	114,984
Restructuring expenses	1,693	1,725

Income from operations	86,992	92,741

Interest expense and deferred financing amortization, net	8,823	5,805
Net periodic pension benefit (other than service costs)	(9,705)	(8,338)
Other expense, net	1,173	1,867

Earnings before income taxes	86,701	93,407

Provision for income taxes	21,281	22,705

Net earnings	$65,420	$70,702

Net earnings per share:

Basic	$1.18	$1.24

Diluted	$1.18	$1.24

Weighted average number of shares

Basic	55,573	57,103

Diluted	55,573	57,103

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Mar 31, 2018	Dec 30, 2017
ASSETS

Cash and cash equivalents	$103,290	$89,654
Accounts receivable, net	331,609	328,421
Inventories, net	459,151	424,639
Prepaid expenses and other	48,464	55,427
Prepaid taxes	17,141	33,748
Total current assets	959,655	931,889

Property, plant and equipment, net	296,473	281,915
Goodwill	1,293,896	1,264,810
Other intangibles, net	787,513	780,426
Long-term deferred tax assets	46,284	44,565
Other assets	43,073	36,108

Total assets	$3,426,894	$3,339,713

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt	$5,113	$5,149
Accounts payable	145,366	146,333
Accrued expenses	305,132	322,171
Total current liabilities	455,611	473,653

Long-term debt	1,043,885	1,023,732
Long-term deferred tax liability	91,433	87,815
Accrued pension benefits	338,843	334,511
Other non-current liabilities	56,464	58,854

Stockholders' equity	1,440,658	1,361,148

Total liabilities and stockholders' equity	$3,426,894	$3,339,713

CONTACT:
The Middleby Corporation
Darcy Bretz, (847) 429-7756
Investor and Public Relations
or
Tim FitzGerald, (847) 429-7744
Chief Financial Officer